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                                  EXHIBIT 12
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                           TELE-COMMUNICATIONS, INC.
                        AND CONSOLIDATED SUBSIDIARIES
              Calculation of Ratios of Earnings to Fixed Charges
                   (amounts in millions, except for ratios)
                                 (unaudited)


                                                                               Year Ended December 31,
                                                           ----------------------------------------------------------------------
                                                                1989          1990            1991          1992             1993
                                                           ----------------------------------------------------------------------
Earnings (losses from continuing
  operations before income taxes                           $   (389)           (308)         (108)            45              161

Add:
  Interest on debt                                              895             990           928            815              738
  Interest portion of rentals                                    19              23            23             22               23
  Amortization of debt expense                                    5               6             6              9               12
  Distributions from and (earnings) losses of
    less than 50%-owned affiliates with debt not
      guaranteed by TCI                                          46              34           (27)           (10)              26
  Minority interests in earnings (losses) of
     consolidated subsidiaries, including preferred
       stock dividend requirement of consolidated
        subsidiaries                                            (36)            (63)           24             41                5
  Elimination of preferred stock dividend requirement
    of consolidated subsidiaries to 50%-owned
      affiliates                                                (31)            (36)          (42)           (40)               -
  Preferred stock dividend requirments of 50%-owned
    affiliates, other than amounts to TCI                        25              15            23             28                -

                                                           ----------------------------------------------------------------------
  Earnings available for fixed charges                     $    534             661           827            910              965
                                                           ======================================================================

Fixed charges:
  Interest on debt:
  TCI and consolidated subsidiaries                        $    766             868           826            718              731
  Elimination of interest of consolidated subsidiaries
    to 50%-owned affiliates                                     (51)            (51)          (47)           (36)               -
  TCI's proportionate share of interest of 50%-owned
    affiliates                                                  180             173           149            133                7
                                                           ----------------------------------------------------------------------
                                                                895             990           928            815              738

  Interest portion of rentals                                    19              23            23             22               23
  Amortization of debt expense                                    5               6             6              9               12
  Preferred stock dividend requirements of consolidated
    subsidiaries                                                 46              56            61             45                6
  Elimination of preferred stock dividend requirements
    of consolidated subsidiaries to 50%-owned affiliates        (31)            (36)          (42)           (40)               -
  Preferred stock dividend requirements of 50%-owned
    affiliates, other than amounts to TCI                        25              15            23             28                -
  Capitalized interest                                            5               6             5              6                9
                                                           ----------------------------------------------------------------------
  Total fixed charges                                      $    964           1,060         1,004            885              788
                                                           ======================================================================

  Ratio of earnings to fixed charges                              -               -             -           1.03             1.22

  Deficiency                                               $   (430)           (399)         (177)             -                -

                                                                                                                      (continued)

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                          TELE-COMMUNICATIONS, INC.
                        AND CONSOLIDATED SUBSIDIARIES
         Calculation of Ratios of Earnings to Fixed Charges, continued
                   (amounts in millions, except for ratios)
                                 (unaudited)


Fixed charges related to interest on debt of less than 50%-owned affiliates guaranteed by TCI:


Years ended December 31,
   1989                                             $        745
   1990                                                      710
   1991                                                      506
   1992                                                    2,517
   1993                                                   13,833
